Exhibit 99.1

MIDDLESEX WATER COMPANY FILES RATE REQUEST SEEKING RECOVERY FOR SYSTEM UPGRADES

ISELIN, N.J., October 11, 2017 -- Middlesex Water Company, (NASDAQ:MSEX), has filed a petition with the New Jersey Board of Public Utilities (NJBPU) for a general increase in water rates for its Middlesex system in New Jersey. Middlesex filed the request seeking recovery of $92 million in investments made to its drinking water infrastructure since its last filing in 2015.

“We remain committed to investing in our utility infrastructure. The service we provide is essential to public health, fire protection, quality of life and economic growth in the communities we serve,” said Dennis W. Doll, Middlesex Water President and CEO. “Maintaining critical infrastructure has been the highest of priorities at Middlesex throughout our history and has become a major challenge facing water utilities across the nation. In addition to enhancing the integrity of our service, these upgrades are contributing to the overall sustainability and economic vitality of the municipalities we serve,” added Doll.

Middlesex Water serves over 61,000 customers and operates and maintains over 700 miles of transmission and distribution mains, as well as water production and storage facilities in eastern Middlesex County, New Jersey.

Since its last filing the company has completed numerous infrastructure improvements including:

•	Complete rehabilitation of the water distribution system in targeted areas including replacement of 32,000 feet of pipe, valve upgrades, targeted service line replacements and meters requiring replacement through the RENEW Program

•	Replacement of 35 outdated fire hydrants and laterals in its 55-square mile service area

•	Installation of 2,450 meter enclosures for meters planned to be relocated outside the home for added customer convenience

•	Installation of a 12” diameter pipeline across the NJ Turnpike required for critical access and enhanced fire flows

•	Booster station upgrades to facilitate emergency interconnections with other water providers

•	Addition of permanent back-up electrical power generation for greater resiliency in emergencies

•	Upgrades to its Mobile Workforce Management system for added efficiencies managing field dispatch and work orders

•	A Distribution System Pipeline Asset Assessment Program to identify and prioritize pipeline replacements

“In March 2017, we also announced our Water for Tomorrow® capital program which focuses on key improvements that will further enhance service quality, reliability and resiliency of our water system for current and future generations of water users. These project components, while outside of this rate request, will include a supplemental transmission pipeline, introduction of ozone to the surface water treatment process and additional elevated storage tanks,” added Doll.

Middlesex is seeking a total annual revenue increase of $15.3 million to recover costs for upgrades as well as increases in chemicals, fuel, electricity, technology, taxes, labor, benefits and other factors impacting required utility operating income. If the rate increase request is approved, as requested, the typical residential customer using 17,000 gallons of water per quarter would see their water bill increase approximately $0.38 per day.

Upon filing of this rate increase request, the proposal will next be reviewed, analyzed and investigated by the NJBPU and various other intervening entities. The rate setting process includes a public hearing on this matter, which will be held in the company's service area before a decision is made.  Customers may obtain additional information about this rate filing on the Company's website at www.middlesexwater.com under the heading Current NJ Regulatory Filings.

Middlesex Water Company (the Middlesex system), organized in 1897, presently serves retail customers in the Townships of Woodbridge, Edison, the Borough of South Plainfield, Carteret, Metuchen, the City of South Amboy, and the Township of Clark. The Company also provides service under contract to the Borough of Highland Park, the Old Bridge Municipal Utilities Authority, the Township of Marlboro, the City of Rahway and the Township of East Brunswick. The increase will affect only the retail and contract customers listed above.

About Middlesex Water Company

Middlesex Water Company is an investor-owned water utility, serving customers in central and southern New Jersey and in the State of Delaware. Headquartered in Iselin, NJ, Middlesex Water is subject to various Federal and State regulatory agencies concerning water quality standards. For additional information regarding Middlesex Water Company, visit the Company's Web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

CONTACT:

Bernadette Sohler, Vice President - Corporate Affairs

Middlesex Water Company

(732) 638-7549